Exhibit 23.1

KPMG LLP Suite 1100 4655 Executive Drive San Diego, CA 92121-3132

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated August 7, 2025, with respect to the consolidated financial statements of ResMed Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
San Diego, California
November 21, 2025